Exhibit 99.1
News Release
CONTACT:
Cameron Golden
Director of Investor Relations and Corporate Communications
(404) 407-1984
camerongolden@cousinsproperties.com
Web site address: www.cousinsproperties.com
COUSINS PROPERTIES ANNOUNCES RESULTS OF
THIRD QUARTER DIVIDEND ELECTIONS
ATLANTA—September 11, 2009—Cousins Properties Incorporated (NYSE: CUZ) announced today the results of the shareholders’ elections relating to Cousins’ third quarter common stock dividend of $0.15 per share declared by its Board of Directors on July 15, 2009.
The dividend will consist of approximately $2,617,000 in cash and 676,000 shares of common stock. The amount of cash elected to be received was greater than the cash limit of 33.34% of the total value of the dividend or approximately $2,617,000, and therefore, shareholders who elected to receive all cash will receive a combination of cash and stock. The number of shares included in the dividend is calculated based on the $7.73 average closing price per share of Cousins’ common stock on the New York Stock Exchange on September 3, September 4, and September 8, 2009. The dividend of $0.15 per share will be paid as follows:
•	to shareholders electing to receive the dividend in all stock, Cousins will pay the entire dividend in common stock;

•	to shareholders either electing to receive the dividend in all cash or failing to make an election, Cousins will pay the dividend in the form of $0.051 per share in cash and $0.099 per share in common stock; and

•	Cousins will pay fractional shares in cash.
Registered shareholders with questions regarding the dividend election may call American Stock Transfer & Trust Co., Cousins’ transfer agent, at 1-800-937-5449. If your shares are held through a bank, broker or nominee and you have questions regarding the dividend election, please contact your bank, broker or nominee.
The issuance of approximately 676,000 shares of Cousins’ common stock pursuant to this dividend resulted in an effective increase of 1.3% in shares of common stock outstanding on the record date of August 3, 2009. Share and per share information will be adjusted in subsequent financial information, beginning with Cousins’ third quarter earnings release, to reflect this increase in shares of common stock.

About Cousins Properties
Cousins Properties Incorporated is a leading diversified real estate company with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in office, multi-family, retail, and land development projects. Since its founding in 1958, Cousins has developed 20 million square feet of office space, 20 million square feet of retail space, more than 3,500 multi-family units and more than 60 single-family neighborhoods. The Company is a fully integrated equity real estate investment trust (REIT) and trades on the New York Stock Exchange under the symbol CUZ. For more, please visit www.cousinsproperties.com.
This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.